Exhibit 77(c)

                Matters Submitted to a Vote of Security Holders

An annual meeting of shareholders was held on August 19, 2003 to approve the following:



1. Elect nine members of the Board of Trustees to represent the interests of the holders of Common Shares of the Trust until the election and qualification of their successors.

                                                       Shares voted against    Total Shares
          Proposal                Shares voted for          or withheld            Voted
          --------                ----------------          -----------            -----
       Paul S. Doherty            114,685,160.3490         2,423,070.1830     117,108,230.5320
      J. Michael Earley           114,782,052.1530         2,326,178.3790     117,108,230.5320
    R. Barbara Gitenstein         114,708,162.9830         2,400,067.5490     117,108,230.5320
     Thomas J. McInerney          114,686,460.2520         2,421,770.2800     117,108,230.5320
      David W.C. Putnam           114,770,312.9500         2,337,917.5820     117,108,230.5320
       Blaine E. Rieke            114,692,561.2670         2,415,669.2650     117,108,230.5320
       John G. Turner             114,800,060.2430         2,308,170.2890     117,108,230.5320
      Roger B. Vincent            114,776,458.1930         2,331,772.3390     117,108,230.5320
    Richard A. Wedemeyer          114,695,507.0040         2,412,723.5280     117,108,230.5320

2. Elect two members of the Board of Trustees to represent the interests of the holders of Auction Rate Cumulative Preferred Shares - Series M, T, W, TH, and F of the Trust - until the election and qualification of their successors.



                                                    Shares voted against    Total Shares
          Proposal           Shares voted for          or withheld            Voted
          --------           ----------------          -----------            -----
      Walter H. May             17,595.00                62.00                17,657.0000
        Jock Patton             17,580.00                77.00                17,657.0000

3. Ratification of selection of KPMG LLP as the current independent auditor of the Trust.

                                            Shares voted
                                             against or         Total Shares
                      Shares voted for        withheld              Voted
                      ----------------        --------              -----
                      114,713,065.0210      1,205,045.9480     117,125,887.5320

4. A Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc. with no change in the Adviser, the portfolio managers, or the overall management fee paid by the Trust.

                                            Shares voted
                                             against or         Total Shares
                      Shares voted for        withheld              Voted
                      ----------------        --------              -----
                      113,175,355.1720      2,221,470.0300     117,125,887.5320